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                                                                   EXHIBIT 10.16

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Amended and Restated EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is dated as of DECEMBER 17, 2003. The effective date of this Agreement is JANUARY 1, 2002 (the "Effective Date"). The parties to this Agreement ("Parties") are INTERMOUNTAIN COMMUNITY BANCORP F/K/A PANHANDLE BANCORP, an Idaho corporation ("IMCB"), PANHANDLE STATE BANK, an Idaho state-chartered bank ("PSB") (IMCB and PSB individually and collectively being "Employer") and JERROLD B. SMITH ("Executive").

                                    RECITALS

      A. Executive is employed by Employer in an executive management capacity, presently holding the position of President of Panhandle State Bank and Intermountain Community Bank (ICB), a Division of PSB. The Parties wish to continue Executive's employment in that capacity under the terms and conditions of this Agreement.

      B. Executive previously entered into (i) an Executive Employment Agreement with Employer dated as of January 1, 2002, and (ii) an Executive Severance Agreement dated as of September 15, 1999, as amended, with Panhandle Bancorp (the "Change in Control Agreement"), which provides for certain severance payments to Executive in the event of a change in control of IMCB.

                                    AGREEMENT

1) TERM OF AGREEMENT. The term of this employment agreement is three (3) years, commencing on the Effective Date (the "Term"). The agreement will automatically renew every three years unless cancelled by the Board of Directors within 60 days of the expiration of the term. Notwithstanding the preceding, if a definitive agreement providing for a Change in Control (defined below) is entered into (i) on or before the expiration of the Term or (ii) within twelve (12) months after Executive's involuntary termination other than for Cause, Disability, Retirement or death, then expiration of such Term shall be extended through the Severance Protection Period (defined below).

2) EMPLOYMENT. Employer will continue Executive's employment during the Term, and Executive accepts employment by Employer on the terms and conditions set forth in this Agreement. Executive's title will be "President" for PSB and ICB.

3) DUTIES OF EXECUTIVE. Executive will report directly to the Chief Executive Officer of PSB. Executive will be responsible for the following duties:

            a)    Functions as administrative head of staff in absence of CEO

            b) Assisting in the developing of and compliance with all bank policies

            c) Responsible for the development and production of the bank's loan and deposit portfolio

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            d)    Responsible for management of branch NIE

            e) Responsible for development and production of NII of branch banks

            f) Calling on the most important existing and potential corporate customers

            g) Responsible for expansion into new markets and recruitment of employees

            h) Monitoring PSB/ICB's branch progress relative to the financial plan. Directs management to take action accordingly. Reports variances to the CEO.

            i) Responsible for the development and implementation of the products and services of the Home Loan Center. Oversees staffing requirements and administration.

            j) Serves on bank committees such as: Executive Management, Human Resources, Loan, ALCO, and other committees assigned by the CEO

            k) Serves as commercial loan officer to a few of the bank's most important business customers.

            l)    Represents the bank at civic and community activities

            l) Oversees operations of branch offices. Responsible for efficient operation, adequate staffing, financial planning, goals, marketing within their respective areas, and establishing market share. Monitors progress through financial reports, communication and coordination with each Branch Manager. Recommends operational improvements, policy changes, and strategies relative to financial planning and annual budgeting.

            m) Conducts regular meetings with Branch managers to analyze and discuss overall branch production, effectiveness, goals, and strategies. Promotes and encourages a "sales and service" culture throughout the branch office system.

            n) Interviews, hires, trains, supervises and evaluates Branch Managers and Senior Commercial Loan Officers. Performs terminations if necessary after all other options have been exhausted.

            o)    Assists Branch Managers with recruiting branch personnel.

4) COMMITMENT OF EXECUTIVE. (a) Executive will faithfully and diligently perform the duties set forth in Section 3 and such other duties as may be assigned to Executive from time to time by IMCB's board of directors (the "Board"). Executive will use his best efforts to perform his duties and will devote full time and attention to these duties during working hours. Executive may engage in non-IMCB business activities with prior Board approval, which approval will not be unreasonably withheld.

      (b) In the event that any person extends any proposal or offer which is intended to or may result in a Change in Control, defined below (a "Change in Control Proposal"), Executive shall, at Employer's request, assist Employer in evaluating such proposal or offer. Further, as a condition to receipt of the Severance Payment (defined below), Executive agrees not to voluntarily resign (including resignation for Good Reason) Executive's position with Employer during any period from the receipt of a specific Change in Control Proposal up to the consummation or abandonment of the transaction contemplated by such Proposal.

5) SALARY. Executive will receive an annual base salary of $147,500 beginning January 1, 2002, to be paid in accordance with PSB's regular payroll schedule. The

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      Executive Committee of the Board will review Executive's salary in connection with its performance review on an annual basis.

6) OTHER COMPENSATION. Executive will participate in both the Long-Term Incentive Plan and Executive Incentive Plan administered by the Human Resource Committee.

            a) Executive is eligible to participate in PSB's 401K retirement plan with employer match of 50% of first 6% of salary contributed.

            b) Executive may receive stock options annually, based on performance evaluation at the discretion of the Board of Directors.

            c) As "Additional Consideration" for Executive entering into this agreement, IMCB and Executive shall enter into a bonus agreement contingent upon Executive purchasing stock, which agreement is referred to as "Stock Purchase Agreement for Jerrold B. Smith."

7) SALARY CONTINUATION PLAN. In consideration of this agreement, IMCB has entered into a Salary Continuation Agreement with Executive, substantially in the form approved by IMCB's board of directors on October 22, 2003 (the "Salary Continuation Agreement").

8) VACATION AND BENEFITS. Executive is eligible for four (4) weeks of paid vacation per year. Unused vacation time will not be carried over. Additional benefits include life insurance of $50,000 for Executive and $2,000 for Executive's spouse and $2,000 for each dependent, and miscellaneous firm-wide benefits such as free checking account, safe deposit box, no fee investments, etc. Executive shall also be entitled to use of a company automobile with gas card.

9) TERMINATION AND SEVERANCE PROVISIONS. If, during the Term, either Employer or Executive terminates Executive's employment with Employer for any reason, and provided that such termination does not otherwise entitle Executive to receive a Severance Payment (as defined below) under Section 10 of this Agreement, Executive will be entitled to receive a termination payment equal to two (2) times Executive's annual base salary the ("Termination Payment"). The Termination Payment shall be paid in one lump sum payment, payable upon the date that Executive's employment is terminated. Notwithstanding the preceding, in the event that a definitive agreement providing for a Change in Control (each as defined below) is entered into within twelve (12) months after Executive's involuntary termination other than for Cause, Disability, Retirement or death, Executive shall be entitled to receive the difference between the Severance Payment and the Termination Payment upon the effective date of the Change in Control.

10)   CHANGE IN CONTROL/SEVERANCE PAYMENT.

            a) Payment Events. Subject to the requirements of Section 4(b) of this Agreement, in the event of involuntary termination of Executive's employment with Employer, other than for Cause, Disability, Retirement, (each defined below) or death, or in the event of voluntary termination for Good Reason

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                  (defined below), (i) within the Severance Protection Period after a Change in Control, or (ii) within twelve (12) months before a definitive agreement providing for a Change in Control is entered into, Employer will pay Executive a severance payment in the amount determined pursuant to the next section ("Severance Payment"), payable on the later of the date of termination or the effective date of the Change in Control. The "Severance Protection Period" shall be the period beginning on the effective date of the Change of Control and continuing thereafter for twenty-four (24) months.

            b) Amount of Payment. The Severance Payment shall be an amount equal to the Payment Multiple (defined below) multiplied by one-twelfth of Executive's compensation as reported on Executive's IRS Form W-2 for the most recent calendar year less compensation payable to Executive that was deferred or carried over from prior years. In the event the Executive is not employed for a full calendar year prior to the Change in Control, the Severance Payment shall be an amount equal to the Payment Multiple multiplied by one-twelfth of Executive's annual base salary. The "Payment Multiple" shall be twenty-four (24). The Severance Payment shall be reduced by an amount equal to any compensation which would be reported on Executive's IRS Form W-2 for the period following the Change in Control; provided, however, the Severance Payment shall not be reduced by the amount of any bonus or other compensation received in the period following the Change in Control that is based on Executive's performance during the period prior to the Change in Control.

11)   EXCISE TAX UNDER INTERNAL REVENUE CODE SECTIONS 280G AND 4999.

            a) Partial Reimbursement of Excise Tax. If a Change in Control occurs the Executive may become entitled to acceleration of benefits under this Agreement or under any other plan or agreement of or with PSB or IMCB, including accelerated vesting of stock options and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with PSB or IMCB (collectively, the "Total Benefits"). If a Change in Control occurs, IMCB and PSB shall cause the certified public accounting firm retained by IMCB as of the date immediately before the Change in Control (the "Accounting Firm") to calculate the Total Benefits and any excise tax payable by the Executive under sections 280G and 4999 based upon the Total Benefits. If the Accounting Firm determines that an excise tax is payable, at the same time PSB pays the Change in Control benefit under Section 10 of this Agreement PSB shall also pay to the Executive an amount in cash equal to the excise tax calculated by the Accounting Firm (the "Excise Tax"). The Executive acknowledges and agrees that this Section 11 provides for partial reimbursement only of the final excise tax that may be payable by him, and that additional unreimbursed excise taxes may be payable by him after taking into account the reimbursement payment provided under this Section 11. The partial reimbursement of the excise tax under this Section 11 shall be made in addition to the amount set forth in Section 10.

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            (b)   Calculating the Excise Tax. For purposes of determining
                  whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

                  1) Determination of "Parachute Payments" Subject to the Excise
                  Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's Termination of Employment (whether under the terms of this Agreement or any other agreement, stock option plan or any other benefit plan or arrangement with PSB or IMCB, any person whose actions result in a Change in Control or any person affiliated with PSB, IMCB, or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the Accounting Firm such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

                  2) Calculation of Benefits Subject to Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (i), above), and

                  3) Value of Noncash Benefits and Deferred Payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

            (c) Assumed Marginal Income Tax Rate. For purposes of determining the amount of the partial Excise Tax reimbursement payment to be made under this Section 11, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the partial Excise Tax reimbursement under this Section 11 is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of Termination of Employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would

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                  otherwise be deductible by the Executive, and applicable
                  federal FICA and Medicare withholding taxes).

            (d) Accounting Firm's Determinations Are Final and Binding. All determinations made by the Accounting Firm under this Section 11 shall be final and binding on PSB, IMCB, and the Executive. All determinations required to be made under this Section 11 - including the assumptions used to calculate Total Benefits and the Excise Tax - shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to PSB and the Executive.

12)   DEFINITIONS

            a)    Cause. "Cause means any one or more of the following:

                        1) Willful misfeasance or gross negligence in the performance of Executive's duties;

                        2) Conviction of a crime in connection with such duties; or

                        3) Conduct demonstrably and significantly harmful to the financial condition of the PSB and/or IMCB.

            c) Change in Control. "Change in Control" shall mean any of the following:

                        1) Merger. IMCB merges into or consolidates with another corporation, or merges another corporation into IMCB, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of IMCB's voting securities immediately before the merger or consolidation;

                        2) Acquisition of Significant Share Ownership. A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of IMCB's voting securities, or if IMCB does not then have equity securities registered under section 12 of the Securities Exchange Act of 1934 a person or group acting in concert has or have become the beneficial owner of 25% or more of a class of IMCB's voting securities, but this paragraph (2) shall not apply to beneficial ownership of voting shares of IMCB held in a fiduciary capacity by an entity in which IMCB directly or indirectly beneficially owns 50% or more of the outstanding voting securities;

                        3) Change in Board Composition. During any period of two consecutive years, individuals who constitute IMCB's board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that -- for purposes of this paragraph (c) -- each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the

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                              beginning of the period shall be deemed to have
                              been a director at the beginning of the two-year period; or

                        4) Sale of Assets. IMCB sells to a third party all or substantially all of IMCB's assets. For this purpose, sale of all or substantially all of IMCB's assets includes sale of the shares or assets of the PSB alone.

            d) Change in Control Proposal. "Change in Control Proposal" has the meaning assigned in Section 4(b) of this Agreement.

            e) Disability. "Disability" means a physical or mental impairment which renders Executive incapable of substantially performing the essential functions of such Executive's position, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future, with or without reasonable accommodation.

            f) Retirement. "Retirement" shall mean voluntary termination by Executive in accordance with PSB's retirement policies, including early retirement, if applicable to their salaried employees.

            g)    Good Reason. "Good Reason" shall mean any of the following:

                        1) Substantial diminution of the Executive's duties compared to the Executive's duties prior to the Change in Control;

                        2) Substantial diminution of the Executive's compensation compared to the Executive's compensation prior to the Change in Control;

                        3) Significant relocation, where Significant means a change of more than 60 miles (one way) in the Executive's commute if the Executive does not agree to move.

13) CONFIDENTIALITY. Executive will not, after signing this Agreement, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential information concerning Employer or its business operations or customers, unless (1) Employer consents to the use or disclosure of its confidential information, (2) the use or disclosure is consistent with Executive's duties under this Agreement, or (3) disclosure is required by law or court order. Confidential information includes, but is not limited to, financial information, customer lists, marketing strategies, and business plans.

14) RETURN OF EMPLOYER PROPERTY. If and when Executive ceases, for any reason, to be employed by Employer, Executive must return to Employer all keys, pass cards, identification cards and any other property of Employer. At the same time, Executive also must return to Employer all originals and copies (whether in hard copy, electronic or other form) of any documents, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of Employer. The obligations in this Section include the return of documents and other materials which may be in Executive's desk at work, in

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      Executive's car or place of residence, or in any other location under
      Executive's control.

15) NON-SOLICITATION. Executive shall not solicit or cause to be solicited for employment any employee of Employer for a period of two (2) years following Executive's termination; nor solicit or cause to be solicited the business and/or accounts of customers of Employer for a period of two years following Executive's termination. Executive's obligations under this Section 15 terminate immediately upon a Change in Control.

16) NON-COMPETITION. Except as otherwise expressly provided in this Agreement, while Executive is employed by Employer and for two years following termination of Executive's employment for any reason, , Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent; provided, however, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in a Competing Business. Executive's obligations under this Section 16 terminate immediately upon a Change in Control. For purposes of this Agreement, the term "Competing Business" means any financial service institutions, including without limitation banks, insurance companies, leasing companies, mortgage companies, and brokerage firms that engage in business in the State of Idaho, or southeastern Oregon, or eastern Washington.

17)   ENFORCEMENT.

      a) Employer and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and Employer, the agreements referred to in Sections 15 and 16 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Employer's goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and Employer request the court to reform these provisions to restrict Executive's ability to compete with Employer to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

      b) Executive acknowledges that Employer will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 15 and 16 or threatens or attempts to do so. For this reason, under these circumstances, Employer, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and Employer will not be required to post a bond as a condition for the granting of this relief.

18) ADEQUATE CONSIDERATION. Executive specifically acknowledges the receipt of adequate consideration, including without limitation the Termination Payment, identified

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in Section 9, if due and owing, for the covenants contained in Sections 15 and
16 and that Employer is entitled to require him to comply with those Sections regardless of the reasons(s) for Executive's separation of employment with Employer. Sections 15 and 16 will survive termination of this Agreement, but will expire no later than two years from the date of the termination of employment or the maturity of this agreement, whichever is later. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that Employer's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

19) ENTIRE AGREEMENT. This agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements, including that certain employment agreement between Executive and Employer effective January 1, 2002 and the Change in Control Agreement. Accordingly, Executive specifically waives the terms of and all of Executive's rights under any severance provisions of any employment and/or change-in-control agreements, whether written or oral, previously entered into with PSB and/or IMCB. Notwithstanding the preceding, the terms of this agreement are separate from and do not supercede the terms of the Salary Continuation Agreement.

20)   MISCELLANEOUS PROVISIONS.

            a) Choice of Law. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Idaho.

            b) Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof, shall, upon the request of any party involved, be submitted to, and settled by, arbitration pursuant to the rules then in effect of the American Arbitration Association (or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum having jurisdiction. The arbitrator shall render a written decision, naming the substantially prevailing party in the action, and shall award such party all costs and expenses incurred, including reasonable attorneys' fees. Notwithstanding the foregoing, if Executive violates Sections 13 or 14, Employer will have the right to initiate the court proceedings described in Section 15(b), in lieu of an arbitration proceeding under this Section. Employer may initiate these proceedings wherever appropriate within the State of Idaho; but Executive will consent to venue and jurisdiction in Bonner County, Idaho.

            c) Attorney Fees. In the event of any breach of or default under this Agreement which results in either party incurring attorney or other fees, costs or expenses (including in arbitration), the prevailing party shall be entitled to

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                  recover from the non-prevailing party any and all such fees, costs and expenses, including attorneys' fees.

            d) Successors. This Agreement shall bind and inure to the benefit of the Parties and each of their respective affiliates, legal representatives, heirs, successors and assigns.

            e) Amendment. This Agreement may be amended only in a writing signed by the Parties.

            f) Headings. The headings of sections of this Agreement have been included for convenience of reference only. They shall not be construed to modify or otherwise affect in any respect any of the provisions of the Agreement.

            g) Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

            h) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

EXECUTED by each of the Parties effective as of the date first stated above.

IMCB                                        EXECUTIVE
Intermountain Community Bancorp,            Jerrold B. Smith
an Idaho Corporation                        President
                                            Panhandle State Bank and
                                            Intermountain Community Bank

/s/ Curt Hecker                             /s/ Jerrold B. Smith
----------------                            --------------------
Curt Hecker                                 Jerrold B. Smith
President & CEO                             Date: _____________
Date: ______________

PSB
Panhandle State Bank,
an Idaho state chartered bank

/s/ Curt Hecker
--------------------
Curt Hecker
Chief Executive Officer
Date:  _____________

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                FIRST AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT

      This First Amendment of Executive Employment Agreement (the "Amendment") is made and entered into as of March 24, 2004. The parties to this Amendment (the "Parties") are INTERMOUNTAIN COMMUNITY BANCORP F/K/A PANHANDLE BANCORP, an Idaho corporation ("IMCB"), PANHANDLE STATE BANK, an Idaho state-chartered bank ("PSB") (IMCB and PSB individually and collectively being "Employer") and JERROLD B. SMITH ("Executive").

                                    RECITALS

      A. The Parties entered into an Executive Employment Agreement dated as of December 17, 2003 and effective as of January 1, 2002 (the "Agreement"), which Agreement governs the terms of Executive's employment with Employer.

      B. Among other things, the Agreement addresses the Severance Payment to be received by Executive in the event of a Change in Control. The Agreement sets forth a formula for determining the amount of the Severance Payment. Since the Employment Agreement was executed, the Parties have determined that the formula set forth in the Agreement does not accurately reflect the Parties' intent.

      C. In order to manifest the Parties' intent regarding the Severance Payment, the Parties wish to amend the terms of the Agreement as set forth in this Amendment. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment have the meanings assigned to them in the Agreement.

                               TERMS OF AMENDMENT

      In consideration of the foregoing, the Parties agree as follows:

      1. Section 10 of the Agreement is amended by deleting subsection (b) in its entirety and inserting the following in its place:

            Amount of Payment. The Severance Payment shall be an amount equal to two (2) times the average of the total base compensation and short term bonus received by Executive for each of the two most recent calendar years.

      2. This Amendment may be executed in one or more counterparts, each of will be deemed an original, but all of which taken together will constitute one and the same document.

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Dated as of March 24, 2004.

IMCB                                        EXECUTIVE
Intermountain Community Bancorp,            Jerrold B. Smith
an Idaho Corporation                        President
                                            Panhandle State Bank and
                                            Intermountain Community Bank

/s/ Curt Hecker                             /s/ Jerrold B. Smith
-----------------                           -----------------------
Curt Hecker                                 Jerrold B. Smith
President & CEO                             Date: _________________
Date: _______________

PSB
Panhandle State Bank,
an Idaho State Chartered Bank

/s/ Curt Hecker
--------------------
Curt Hecker
Chief Executive Officer
Date: _________________

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               SECOND AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT

      This SECOND AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT (this "Amendment") is dated as of this 4th day of March, 2005 by and among Jerrold B. Smith, Executive Vice President (the "Executive") of Intermountain Community Bancorp, Inc., an Idaho corporation ("Intermountain"), and President of Panhandle State Bank, an Idaho bank and wholly owned subsidiary of Intermountain (the "Bank").

      WHEREAS, the Executive, Intermountain, and the Bank entered into an Executive Employment Agreement dated as of December 17, 2003 (as amended by the First Amendment of Executive Employment Agreement dated as of March 24, 2004, the "Executive Employment Agreement"), which agreement establishes the terms and conditions of the Executive's employment with the Bank and Intermountain,

      WHEREAS, the parties desire now to amend certain provisions of the Executive Employment Agreement, consistent with the terms of section 20(e) of that agreement, and

      WHEREAS, the parties intend that the amendments of the Executive Employment Agreement made by this Amendment shall become effective immediately, and that the Executive Employment Agreement shall, as amended, remain in full force and effect according to its terms.

      NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

      1. DELETION OF THE ARBITRATION CLAUSE AND LEGAL FEE CLAUSE IN SECTIONS 20(b) AND 20(c); REPLACEMENT WITH A NEW LEGAL FEE REIMBURSEMENT CLAUSE. Paragraph (b) of section 20 of the Executive Employment Agreement, captioned "Arbitration," and paragraph (c) of section 20, captioned "Attorney Fees," shall be deleted in their entirety and replaced by a new paragraph (b), captioned "Payment of Legal Fees." The deleted paragraphs (b) and (c) are as follows -

      b) Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof, shall, upon the request of any party involved, be submitted to, and settled by, arbitration pursuant to the rules then in effect of the American Arbitration Association (or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum having jurisdiction. The arbitrator shall render a written decision, naming the substantially prevailing party in the action, and shall award such party all costs and expenses incurred, including reasonable attorneys' fees. Notwithstanding the foregoing, if Executive violates Sections 13 or 14, Employer will have the right to initiate the court proceedings described in Section 15(b), in lieu of an arbitration proceeding under this Section. Employer may initiate these proceedings wherever appropriate within the State of Idaho; but Executive will consent to venue and jurisdiction in Bonner County, Idaho.

      c) Attorney Fees. In the event of any breach of or default under this Agreement which results in either party incurring attorney or other fees, costs or expenses (including in arbitration), the prevailing party shall be entitled to recover from the non-prevailing party any and all such fees, costs and expenses, including attorneys' fees.

      The deleted paragraphs (b) and (c) of section 20 shall be replaced by new paragraph (b), as follows -

      b) Payment of Legal Fees. Employer is aware that after a Change in Control management could cause or attempt to cause Employer to refuse to comply with the obligations under this Agreement, or could institute or cause or attempt to cause Employer to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. It is Employer's intention that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is Employer's intention that the Executive not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) Employer has failed to comply with any of its obligations under this Agreement, or (b) Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, Employer irrevocably authorize the Executive from time to time to retain counsel of his choice, at Employer's expense as provided in this paragraph (b), to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Employer or any director, officer, stockholder, or other person affiliated with Employer, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between Employer and any counsel chosen by the Executive under this paragraph (b), Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel's customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. Employer's obligation to pay the Executive's legal fees provided by this paragraph (b) operates separately from and in addition to any legal fee reimbursement obligation Employer may have with the Executive under any separate severance, employment, salary continuation, or other agreement. Anything in this paragraph (b) to the contrary notwithstanding however, Employer shall not be required to pay or reimburse the Executive's legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

      Paragraphs (d) through (h) of section 20 of the Executive Employment Agreement shall remain in full force and effect, except that they shall be redesignated paragraphs (c) through (g).

      2. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of will be deemed an original, but all of which taken together will constitute one and the same document.

      IN WITNESS WHEREOF, this Second Amendment of Executive Employment Agreement has been executed by Jerrold B. Smith, Intermountain Community Bancorp, Inc., and Panhandle State Bank as of the date first written above.

EXECUTIVE                              PANHANDLE STATE BANK

/s/ Jerrold B. Smith                   By: /s/ Curt Hecker
-----------------------                    --------------------
Jerrold B. Smith                               Curt Hecker
                                       Its: Chief Executive Officer

                                       INTERMOUNTAIN COMMUNITY BANCORP, INC.

                                       By: /s/ Curt Hecker
                                           -----------------------
                                            Curt Hecker
                                       Its: President and Chief Executive
                                            Officer